DEVELOPMENT AGREEMENT

     This Agreement ("Agreement") is entered into the 9th day of June, 1998 by and among MAXXON, INC. ("Maxxon"), TEXAS APPLIED BIOTECHNOLOGY SERVICES ("TABS") and HARTZELL MANUFACTURING, INC. ("Hartzell") for the purpose of setting forth certain preliminary agreements of the parties in connection with the manufacture of initial tooling for the commercial development of the Maxxon Safety Syringe TM.

     Whereas, Maxxon has the exclusive right to manufacture and market the Maxxon Safety Syringe; and

     Whereas, TABS has been engaged by Maxxon as a consultant in the design and development of a testing program which requires the building of molds to manufacture certain parts used in the Maxxon Safety Syringe; and

     Whereas, Hartzell has the expertise, knowledge and experience to manufacture the molds according to Maxxon specification and to produce the Maxxon Safety Syringe in quantities after the prototypes have been inspected, evaluated, tested and approved for production; and

     Whereas, in order to assure Hartzell that Maxxon has sufficient funding to complete the initial stages of the production plan, Maxxon will deposit with TABS a total of $125,000 for disbursement as the parties agree and Maxxon will pursuant to this Agreement appoint TABS as Maxxon's agent for certain purposes, including the duty to inspect, test, evaluate, modify if necessary in accordance with this Agreement and approve the molds and the products produced by the molds.

     Now, Therefore, for good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Maxxon hereby appoints TABS as its agent in fact for the purposes of: (1) receiving and holding funds of Maxxon on deposit in order to assure Hartzell of Maxxon's ability to pay for the services of Hartzell; (2) disbursing the funds of Maxxon to Hartzell in accordance with the accepted production agreement and schedule attached hereto; (3) insuring that the design, specification, quality and compliance with specification of all molds, parts and products made; (4) assembling the working parts of the Maxxon Safety Syringe with the new parts to be produced from the molds being manufactured by Hartzell; (5) testing, evaluating, modifying and retesting if necessary to assure that the final molds from which an accepted first article for each part is made; (6) disbursing funds to Hartzell in accordance with the schedule of 50% of the estimated costs submitted at issue of purchase orders for mold production, 40% due with sample submission by Hartzell and 10% with sample approval; (7) disbursing funds in like manner for contracted mold modifications to achieve sample approval; (8) disbursing funds in accordance with a schedule of 50% of estimated costs submitted with issue of a purchase order for part production/assembly and 50% upon receipt  of  assembled  parts  meeting  approved  specifications;  and  (9)
     disbursing funds to Hartzell for production of final versions of engineering drawings and electronic files of each part.

2. TABS agrees to hold the $125,000 in a separate bank account segregated from its other funds and not commingled therewith for the benefit of the parties and to disburse funds from this deposit only in accordance with the agreement of the parties set forth in this Agreement and the exhibits, as amended by mutual written agreement of the parties from time to time.

3. TABS agrees to test, evaluate, modify if necessary in accordance with this Agreement and approve the molds to be made by Hartzell in accordance with the agreement of the parties and in accordance with engineering standards of performance generally accepted in the industry in order to assure a high quality product.

4. At the conclusion of mold modification processes, Hartzell agrees to provide TABS with final versions of the dimensioned drawings and electronic files for each part produced by their molds, including critical tolerances of each part.

5. The parties agree that Maxxon and TABS are responsible for mold specifications, and Hartzell is responsible for making the molds that conform to the approved specifications of the parties based upon an agreed data base. Modifications to the molds must be approved by Hartzell in order for Hartzell to be responsible for producing molds and parts according to agreed specifications.

6. Hartzell agrees to assemble the manufactured parts in accordance with manufacturing standards generally accepted in the industry in accordance with the specifications developed and approved by Maxxon/TABS and accepted by the parties.

7. The following exhibits are attached hereto and incorporated herein by reference:

     (a) Exhibit 2--Maxxon Safety Syringe Timeline (subject to paragraph 10 below)

     (b)  Exhibit 3--Maxxon Safety Syringe Cost of Molds and Parts

     (c) Hartzell Quotations as follows:

          #0003475000-00 Luer Taper
          #0003475200-00 Plunger
          #0003475400-00 Syringe Barrel

          #0003475700-00 Plug/Luer Taper Catch Ring
          #0003475100-00 Luer Taper
          #0003474501-00 Plunger Spacer
          and
          #0003502900-00 Assembly of Parts

7. The exhibits may be changed only by the mutual agreement of the parties.

8. The parties contemplate that there will be executed a mutually agreed development and production agreement which will provide additional details regarding the agreements of the parties.

9. All improvements to the design of the syringe will become the property of Maxxon.

10. The schedule for performance hereunder is subject to force majeure events beyond the control of a party. Upon the occurrence of an event beyond the control of a party that is likely to result in a delay in the scheduled time for performance, the party affected by that event agrees to notify the other parties promptly and use is best good faith diligent efforts to remedy the cause for the force majeure event and when remedied proceed with diligence to perform its obligations promptly thereafter.

11. This Agreement is made and entered into in Texas and governed by Texas law.

     IN WITNESS WHEREOF, the parties intending to be legally bound have executed this Agreement with all requisite authority the 9th day of June, 1998

MAXXON, INC.                                TEXAS APPLIED BIOTECHNOLOGY SERVICES

BY_____________________________     BY_______________________________________
GIFFORD MABIE, PRESIDENT            NAME:______________________TITLE________

HARTZELL MANUFACTURING, INC.

BY______________________________
NAME________________TITLE_____